Exhibit 5.1

March 15, 2022

Holley Inc.

1801 Russellville Road

Bowling Green, Kentucky 42101

Re:	Holley Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (as it may be amended from time to time, the “Registration Statement”), of Holley Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with (a) the issuance by the Company of up to 6,333,334 shares (the “Primary Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), upon the exercise of warrants issued pursuant to that certain warrant agreement of the Company dated as of October 6, 2020 (the “Warrant Agreement”) and (b) the resale from time to time by the selling holders named in the Registration Statement of (i) 6,333,334 warrants to purchase up to 6,333,334 shares of Common Stock (the “Warrants”) and (ii) up to 102,566,264 shares of Common Stock (the “Secondary Shares”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates, the Warrant Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (a) the Primary Shares, when issued in accordance with the terms of the Warrant Agreement against payment of the exercise price therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable, (b) the Secondary Shares are validly issued, fully paid and non-assessable and (c) the Warrants are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Holley Inc.

March 15, 2022

The opinions above with respect to the Warrants are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP